                                                                   EXHIBIT 5.01

                              September 16, 1998

United States Filter Corporation
40-004 Cook Street
Palm Desert, California 92211

Ladies and Gentlemen:

  We have acted as special counsel to United States Filter Corporation, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") to be filed by the Company on September 16, 1998 with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"). The Registration Statement is being filed in connection with the registration of exchange offers of an aggregate principal amount of up to $500,000,000 of the Company's 6.375% Exchange Remarketable or Redeemable Securities (ROARSSM) due May 15, 2011 (the "Exchange 6.375% ROARS") for its 6.375% ROARS due May 15, 2011 (the "Private 6.375% ROARS") and an aggregate principal amount of up to $400,000,000 of its 6.50% Exchange ROARS due May 15, 2013 (the "Exchange 6.50% ROARS" and, with the Exchange 6.375% ROARS, the "Exchange ROARS") for its 6.50% ROARS due May 15, 2013 (the "Private 6.50% ROARS"). The Private 6.375% ROARS and the Private 6.50% ROARS were issued by the Company on May 19, 1998 in accordance with an exemption from the registration requirements of the Act pursuant to Section 4(2) thereof.

  We have examined the indenture, dated as of May 19, 1998, between the Company and The Bank of New York, as trustee, and the first supplemental indenture thereto, dated as of May 19, 1998 (collectively, the "Indenture"). We are familiar with the Registration Statement and the proceedings taken and proposed to be taken by the Company in connection with the issuance of the Exchange ROARS. We have also examined such other public and corporate documents, including the Company's Certificate of Incorporation and By-laws, each as amended to date, certificates, instruments and corporate records and such questions of law as we have deemed necessary for purposes of expressing an informed opinion on the matters hereinafter set forth. In all examinations of documents, certificates, instruments and other papers, we have assumed the genuineness of all signatures on original and certified documents and the conformity to original and certified documents of all copies submitted to us as conformed, photostatic or other copies.

  On the basis of the foregoing, we are of the opinion that, subject to (i) the proposed additional proceedings being taken as now contemplated prior to the issuance of the Exchange ROARS, (ii) the effectiveness of the Registration Statement under the Act and the qualification of the Indenture under the Trust Indenture Act of 1939, as amended, and (iii) the due execution, authorization and delivery of the Exchange ROARS, the Exchange 6.375% ROARS and the Exchange 6.50% ROARS will, upon issuance thereof in exchange for the Private 6.375% ROARS and the Private 6.50% ROARS, respectively, be legally issued and binding obligations of the Company, except as the same may be limited by bankruptcy, insolvency or other laws relating to or affecting the enforcement of creditors' rights or by general principles of equity.

  We consent to the use of this letter as Exhibit 5.01 to the Registration Statement and to the reference to this firm in the Prospectus forming a part thereof under the caption "Legal Matters."

                                          Yours truly,

                                          /s/ Kirkpatrick & Lockhart LLP